Exhibit 10.1

EXECUTION VERSION

EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT (this “Agreement”) between AptarGroup, Inc., a Delaware corporation (the “Company”), and Gael Touya (the “Executive”) is entered into as of March 16, 2026.

WITNESSETH:

WHEREAS, AptarGroup SAS and the Executive are parties to that certain Employment Agreement, dated March 30, 2011, as amended February 10, 2016 and July 31, 2020 (as amended, the “Prior Employment Agreement”), and the Company, Aptar Europe Holding SAS and the Executive are parties to that certain Expatriate Letter Agreement, dated January 25, 2022 (the “Expatriate Agreement” and, together with the Prior Employment Agreement, the “Prior Agreements”);

WHEREAS, the Company and the Executive desire to enter into this Agreement to (i) embody the terms of the Executive’s service as the President and Chief Executive Officer of the Company, commencing on September 1, 2026 (the “Effective Date”), and (ii) amend, restate and supersede the terms and conditions of the Prior Agreements in their entirety on the Effective Date on the terms and conditions set forth in this Agreement; and

WHEREAS, this Agreement shall represent the entire understanding and agreement between the parties with respect to the Executive’s employment with the Company.

NOW, THEREFORE, based upon the premises set forth herein and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties agree as follows:

1.             Employment. The Company shall employ the Executive, and the Executive agrees to be employed by the Company, upon the terms and subject to the conditions set forth herein for the period beginning on the Effective Date and ending on December 31, 2028, unless earlier terminated pursuant to Section 4 hereof; provided, however, that such term shall automatically be extended as of each January 1st commencing January 1, 2027, for one additional year unless either the Company or the Executive shall have terminated this automatic extension provision by written notice to the other party at least 30 days prior to the automatic extension date; and provided further that in no event shall such term extend beyond December 31, 2034. The term of employment in effect from time to time hereunder is hereinafter called the “Employment Period.”

2.             Position and Duties. During the Employment Period, the Executive shall serve as the President and Chief Executive Officer of the Company and shall have the normal duties, responsibilities and authority of an executive serving in such position, reporting to and subject to the direction of the Board of Directors of the Company (the “Board”). The Executive shall be appointed to serve as a member of the Board effective at or promptly following the Effective Date. Subject to the Company’s governing documents and applicable law, at each annual meeting of the Company’s stockholders during the Employment Period, the Company shall nominate the Executive to serve as a member of the Board, with such Board service subject to any required stockholder approval. Upon the termination of the Executive’s service as President and Chief Executive Officer for any reason, he shall be deemed, unless otherwise agreed to by the Company, to have also resigned as a member of the Board and from any other positions held with the Company or any of its affiliates. During the Employment Period, the Executive shall devote his best efforts and his full business time to the business and affairs of the Company and its subsidiaries, provided that the Executive shall be entitled to serve on civic, charitable, educational, religious, public interest or public service boards, and to manage the Executive’s personal and family investments, in each case, to the extent such activities do not materially interfere with the performance of the Executive’s duties and responsibilities hereunder. Executive may serve as a director of up to one (1) for profit entity, subject to the prior approval of the Corporate Governance Committee of the Board, which shall not be unreasonably withheld.

3.             Compensation and Benefits. The Executive shall be entitled to the following compensation and benefits under this Agreement:

(a)           The Company shall pay the Executive a salary during the Employment Period, in monthly installments, initially at the rate of $1,060,000 per annum. The Management Development and Compensation Committee of the Board (the “Compensation Committee”) may, in its sole discretion increase (but not decrease) such salary (such annual salary, as in effect from time to time, the “Base Salary”).

(b)           During the Employment Period, Executive shall be eligible to participate in the annual cash incentive program (the “Short-Term Incentive Plan”), with a target opportunity determined by the Compensation Committee for each year of participation, provided that the target opportunity for the portion of 2026 following the Effective Date shall equal 120% of Executive’s Base Salary. The actual amount of the 2026 annual bonus will be equal to a pro-rated 2026 annual bonus as determined based on Executive’s base salary and target bonus opportunity in effect for the period prior to the Effective Date, plus a pro-rated bonus determined under this Agreement for the period from and after the Effective Date. The actual amount of the annual bonus earned by and payable to Executive for any year or portion of a year, as applicable, shall be determined upon the satisfaction of goals and objectives established by the Compensation Committee, and shall be subject to such other terms and conditions of the Short-Term Incentive Plan (“STI”) as in effect from time to time (including, without limitation, any prorated payouts for any partial years of service); provided, that the goals and objectives for the portion of 2026 following the Effective Date shall be consistent with those previously established for the Company’s prior Chief Executive Officer. Each cash bonus paid under the STI plan shall be paid to Executive no later than March 15th of the calendar year following the calendar year in which the bonus is earned.

(c)           During the Employment Period, Executive shall be eligible to participate in and receive annual awards under the long-term incentive plan maintained for senior executive officers of the Company (the “LTI Plan”), with a LTI Plan target opportunity determined by the Compensation Committee for each year of participation. As of the Effective Date, the Executive shall have an annual LTI Plan target opportunity of no less than 500% of the Executive’s Base Salary, provided that the value of such target opportunity will be determined in a manner consistent with such determination for similarly situated senior executives of the Company. The LTI Plan awards granted to Executive shall be delivered through vehicles and designs that are generally consistent with those awarded to the Company’s other senior executive officers in each year. As soon as practicable following the Effective Date, the Company shall grant to the Executive incremental equity awards, prorated to reflect his updated LTI Plan target opportunity following the Effective Date and taking into account the LTI Plan awards received by the Executive prior to the Effective Date during 2026, through vehicles and designs that are generally consistent with the 2026 awards granted under the LTI Plan to the Company’s other senior executive officers.

(d)           The Company shall reimburse the Executive for all reasonable expenses incurred by him in the ordinary course of performing his duties under this Agreement that are consistent with the Company’s policies in effect from time to time. The Company will pay the Executive’s reasonable attorneys’ fees incurred in the development of this Agreement and all related documents, up to a maximum of $50,000, with such reimbursement to be paid within sixty (60) days following the entry into this Agreement.

(e)           During the Employment Period, the Executive shall be entitled to participate in the Company’s executive benefit programs on the same basis as the other most senior executives of the Company, which programs consist of those benefits (including insurance, vacation of not less than 6 weeks per year and otherwise in line with Aptar North America policy and/or other benefits) for which substantially all of the executives of the Company are from time to time generally eligible, as determined from time to time by the Board or Compensation Committee and subject to the eligibility terms set forth in such programs. The Executive shall cease to be eligible to participate in the Company’s Intéressement Plan for French employees on the Effective Date.

(f)            Within ninety (90) days following the Effective Date, the Company will make an employer contribution to a nonqualified deferred compensation plan sponsored by the Company or one of its affiliates in a U.S. dollar amount equal to €2,506,320 subject to update for the accrual for the period from January 1, 2026 through the Effective Date and an updated exchange rate, as calculated by the Company in good faith on the date of contribution (the “Initial Contribution”), and such contribution shall be fully vested at all times. For the period beginning on the Effective Date, Executive shall receive a Company match on eligible compensation in accordance with the terms of the AptarGroup, Inc. Deferred Compensation Plan. The terms of the nonqualified deferred compensation plan will be substantially similar to the terms of the AptarGroup, Inc. Deferred Compensation Plan, including with respect to (i) Executive’s right to select investments for purposes of calculating hypothetical expenses, gains and losses to Executive’s “Account” under such plan, and (ii) the distribution options available to Executive upon a separation from service with the Company; provided, that, with respect to the Initial Contribution (together with any earnings or losses attributable to the Initial Contribution), in the event of any separation from service other than by reason of death or disability the Executive shall not have access to such funds until he attains the age of 62 and in the event that the separation from service occurs as the result of death or disability, such funds will be immediately available (subject to any applicable restrictions under Section 409A of the Code). The Company shall have no obligation to preserve Executive’s accrued benefit under the Company’s French Defined Benefit and Retirement Indemnity plans (the “French DB Plans”), and Executive agrees that his rights and entitlement to benefits under the French DB Plans shall terminate immediately prior to the Effective Date. For the avoidance of doubt, the Executive shall not have any entitlement to the contributions set forth in this Section if the Effective Date does not occur.

(g)           The Executive’s corporate office shall be located at the Company’s principal executive office in Crystal Lake, Illinois. The Executive will not be required to relocate in connection with his appointment as President and Chief Executive Officer of the Company and will be responsible for any of his commuting expenses to the Company’s principal executive office (including any lodging expenses); provided, that, during the Term, the Executive may elect to relocate to the Chicago metropolitan area and shall be eligible to receive reimbursement of all reasonable moving expenses incurred in connection with such relocation in accordance with the Company’s relocation practice for senior executive officers and subject to his continued employment through Executive’s relocation, with any relocation reimbursement requests to be submitted within 60 days of Executive’s relocation and any reimbursements payable no later than two and half months following the year in which Executive’s relocation occurs. In addition, with respect to any such reimbursement for relocation expenses with respect to a relocation to the Chicago metropolitan area, the Company shall pay to the Executive an additional amount (the “Relocation Expense Gross-Up”) equivalent to any taxes paid by the Executive with respect to such reimbursed relocation expenses and the payment of the Relocation Expense Gross-Up. Payment of the Relocation Expense Gross-Up shall be made on or as soon as practicable following the day on which the required tax is remitted by or on behalf of Executive (but not later than the end of the taxable year following the year in which such tax is remitted). If the Executive’s employment terminates for any reason other than (i) for “Cause” or (ii) prior to the five-year anniversary of the Effective Date, Executive’s retirement or voluntary resignation from the position of President and Chief Executive Officer, the Executive shall receive a lump sum payment, payable within 90 days following such termination of employment, equal to the Company’s estimated cost of relocating Executive’s household possessions to France, a return business class flight from the United States for him and his spouse and four-weeks of temporary accommodations.

(h)           In addition to participation in the Company’s executive benefit programs pursuant to Section 3(e), the Executive shall be entitled during the Employment Period to:

(i)            supplemental term life insurance coverage in an amount equal to the Executive’s Base Salary, but only if and so long as such additional coverage is available at reasonable cost from the insurer providing term life insurance coverage under the executive benefit programs or a comparable insurer acceptable to the Company; provided, that if such supplemental life insurance coverage is not available and if the Employment Period ends on account of the Executive’s death, the Company shall pay to the Executive’s estate (or such person or persons as the Executive may designate in a written instrument signed by him and delivered to the Company prior to his death) (1) a lump sum amount equal to the excess of (A) the amount of the Executive’s Base Salary then in effect over (B) the amount of term life insurance coverage provided to the Executive by the Company and (2) all unpaid, incurred expenses pursuant to Section 3(d) above, payable within 90 days following Executive’s death; and

(ii)           supplementary long-term disability coverage in an amount which will increase maximum covered annual compensation to 66 2/3% of the Executive’s Base Salary; but only if and so long as supplementary coverage is available at reasonable cost from the insurer providing long-term disability coverage under the executive benefit program or a comparable insurer acceptable to the Company.

(i)            Upon the Effective Date, the Executive shall no longer be eligible to receive a housing allowance, Company car, tax equalization benefits, educational assistance or a spousal budget. The Executive shall continue to be eligible for Company-paid English lessons as in effect prior to the Effective Date. The Executive may continue to use any unused home leave for 2026, on a pro-rata basis, after the Effective Date. The Company shall continue to provide tax return assistance as set forth in the Expatriate Agreement until all of Executive’s outstanding equity awards with respect to which the Executive shall owe French taxes have vested (i.e., through the 2029 tax year), with such benefits to be provided in accordance with Company policy and the Company shall provide reasonable assistance to facilitate the Company’s accountants provision of additional tax assistance to the Executive during the balance of the Employment Period at the Executive’s sole cost and expense.

4.             Termination of Employment.

(a)           The Employment Period shall end upon the first to occur of: (i) the expiration of the term of this Agreement pursuant to Section 1 hereof; (ii) termination of the Executive’s employment by the Company on account of the Executive having become unable (as determined by the Board in good faith) to regularly perform his duties hereunder by reason of illness or incapacity for a period of more than six consecutive months (“Termination for Disability”); (iii) termination of the Executive’s employment by the Company for Cause (“Termination for Cause”); (iv) termination of the executive’s employment by the Company other than a Termination for Disability or a Termination for Cause (“Termination Without Cause”); (v) the Executive’s death; or (vi) termination of the Executive’s employment by the Executive for any reason following written notice to the Company at least 90 days prior to the date of such termination (“Termination by the Executive”). All references in this Agreement to the Executive’s termination of employment and to the end of the Employment Period shall mean a “separation from service” within the meaning of Section 409A of the Code.

(b)           For purposes of this Agreement, “Cause” shall mean (i) the commission of a felony involving moral turpitude, (ii) the commission of a fraud, (iii) the commission of any material act involving dishonesty with respect to the Company or any of its subsidiaries or affiliates, (iv) gross negligence or willful misconduct with respect to the Company or any of its subsidiaries or affiliates, (v) breach of any provision of Section 5 or Section 6 hereof or (vi) any other breach of this Agreement which is material and which is not cured within 30 days following written notice thereof to the Executive by the Company.

(c)            If the Employment Period ends for any reason set forth in Section 4(a), except as otherwise provided in this Section 4, the Executive shall cease to have any rights to salary, bonus (if any) or benefits hereunder, other than (i) any unpaid salary accrued through the date of such termination, (ii) any bonus payable based on actual performance, but only if such termination occurs during the third or fourth quarter of the Company’s fiscal year, such bonus to be prorated and paid in accordance with Company policy (with such prorated bonus paid no later than the March 15th immediately following the end of the fiscal year in which such prorated bonus was earned), (iii) any accrued vacation pay to the extent not theretofore paid and which is payable in accordance with the Company’s vacation policies then in effect, (iv) any unpaid expenses which shall have been incurred as of the date of such termination, and (v) to the extent provided in any benefit plan in which the Executive has participated, any plan benefits which by their terms extend beyond termination of the Executive’s employment. Notwithstanding the foregoing, if the Employment Period ends on account of a Termination for Cause, the Executive shall not be entitled to any unpaid bonus accrued through the date of such termination. For the avoidance of doubt, the Executive shall not be entitled to any severance benefits other than those described in this Section 4(c) in the event that the Employment Period ends upon the Executive’s retirement, including a retirement upon expiration of the term of this Agreement on December 31, 2034.

(d)           If the Employment Period ends on account of Termination for Disability, in addition to the amounts described in Section 4(c) hereof, the Executive shall receive the disability benefits to which he is entitled under any disability benefit plan in which the Executive has participated as an employee of the Company.

(e)            If the Employment Period ends on account of the Executive’s death, the Company shall pay to the Executive’s estate (or such person or persons as the Executive may designate in a written instrument signed by him and delivered to the Company prior to his death), in addition to the amount payable pursuant to Section 3(h), amounts equal to one-half of the amounts the Executive would have received as Base Salary had the Employment Period remained in effect until the second anniversary of the date of the Executive’s death, at the times such amounts would have been paid absent such termination of employment.

(f)            If the Employment Period ends on account of Termination without Cause, in addition to the amounts described in Section 4(c) hereof, the Company shall, subject to Section 4(k) hereof:

(i)            pay to the Executive an amount equal to the product of (A) 1.5 and (B) the sum of (1) Executive’s Base Salary in effect immediately prior to Executive’s termination of employment hereunder and (2) the greater of (i) Executive’s target bonus under the STI plan for the year in which the termination of employment occurs and (ii) the average of the annual bonuses paid or payable, including by reason of any deferral, to the Executive by the Company and its affiliated companies in respect of the two fiscal years of the Company immediately preceding the fiscal year in which Executive’s employment is terminated, such amount to be paid to the Executive in 18 equal monthly installments paid during the first 18 months following the Executive’s termination of employment in accordance with the Company’s regularly scheduled payroll schedule;

(ii)           pay to the Executive within thirty (30) days following the effective date of such termination of employment, a lump sum equal to the payments that are contemplated by Section 3(d) hereof but have not been made as of the date of termination of employment;

(iii)           in lieu of the amounts specified in Section 4(c)(ii), the Company shall pay the Executive a lump-sum cash bonus under the STI plan for the year of termination, payable at the same time as annual cash bonuses are paid to senior management, based on actual achievement of performance targets (as if the Executive had remained employed through the end of the applicable performance period), subject, however, to proration based on the number of days in the applicable performance period that had elapsed prior to the date of termination; and

(iv)          for a period of eighteen (18) months commencing on the date of termination, the Company shall continue to keep in full force and effect all policies of medical, disability and life insurance with respect to the Executive and his dependents with the same level of coverage, upon the same terms and otherwise to the same extent as such policies shall have been in effect immediately prior to the date of termination or, if more favorable to the Executive, as provided generally with respect to other peer executives of the Company, and the Company and the Executive shall share the costs of the continuation of such insurance coverage in the same proportion as such costs were shared immediately prior to the date of termination; provided, that if the provision of such benefits shall result in adverse tax consequences to the Company with respect to its benefit plans, the Company shall provide such benefits under comparable policies purchased by the Company to the extent permitted by applicable law.

(g)           Notwithstanding the foregoing provisions of this Section 4, in the event of a Change in Control (as defined in Appendix A hereto), the employment of the Executive hereunder shall not be terminated by the Company or any successor to the Company within two years following such Change in Control unless the Executive receives written notice of such termination from the Company or such successor at least 30 days prior to the date of such termination. In addition, the Executive agrees that he shall not terminate his employment hereunder, other than for Good Reason, within one year following a Change in Control unless the Company or any successor to the Company receives written notice of such termination from the Executive at least six months prior to the date of such termination. In the event of a termination of employment by the Company or its successor other than a Termination for Cause, a Termination for Disability or due to the Executive’s death (in which case the provisions of Section 4(c), 4(d) or 4(e), as the case may be, shall apply), within two years following a Change in Control, or in the event that the Executive terminates his employment hereunder for Good Reason (as defined in Section 4(h) hereof) within two years following a Change in Control:

(i)             the Company shall, subject to Section 4(k) hereof, pay to the Executive within 30 days following the date of termination, in addition to the amounts and benefits described in Sections 4(c)(i), (iii), and (iv) hereof:

(A)          a lump-sum cash amount equal to the sum of (i) the Executive’s annual bonus in an amount at least equal to the average of the annual bonuses paid or payable, including by reason of any deferral, to the Executive by the Company and its affiliated companies in respect of the three fiscal years of the Company immediately preceding the fiscal year in which the Change in Control occurs, multiplied by a fraction, the numerator of which is the number of days in the fiscal year in which the Change in Control occurs through the date of termination and the denominator of which is 365 or 366, as applicable, and (ii) any accrued vacation pay to the extent not theretofore paid; plus

(B)          a lump-sum cash amount in an amount equal to (i) three (3) times the Executive’s highest annual base salary from the Company and its affiliated companies in effect during the 12-month period prior to the date of termination, plus (ii) three (3) times the average of the annual bonuses paid or payable, including by reason of any deferral, to the Executive by the Company and its affiliated companies in respect of the three fiscal years of the Company immediately preceding the fiscal year in which the Change in Control occurs; provided, however, that any amount paid pursuant to this Section 4(g)(i)(B) shall be paid in lieu of any other amount of severance relating to salary or bonus continuation to be received by the Executive upon termination of employment of the Executive under Section 4(f) of this Agreement or under any severance plan, policy or arrangement of the Company;

(ii)           for a period of three (3) years commencing on the date of termination, the Company shall continue to keep in full force and effect all policies of medical, disability and life insurance with respect to the Executive and his dependents with the same level of coverage, upon the same terms and otherwise to the same extent as such policies shall have been in effect immediately prior to the date of termination or, if more favorable to the Executive, as provided generally with respect to other peer executives of the Company, and the Company and the Executive shall share the costs of the continuation of such insurance coverage in the same proportion as such costs were shared immediately prior to the date of termination, with the Company-paid portion of the insurance premiums to be paid directly to Executive on a monthly basis, provided that the Executive converts the life insurance policy into an individual policy within the time period required by the life insurance carrier; and

(iii)           the Company shall pay to the Executive any compensation previously deferred by the Executive (together with any interest and earnings thereon) in accordance with the terms of the plans pursuant to which such compensation was deferred.

(h)           For purposes of this Agreement “Good Reason” shall mean, without the written consent of the Executive, any one or more of the following: (i) the Company reduces the amount of the Executive’s (x) Base Salary or (y) the aggregate cash bonus opportunity or long-term incentive opportunity (it being understood that the Board or the Compensation Committee shall have discretion to set the Company’s and the Executive’s personal performance targets to which the cash bonus and long-term incentive opportunities will be tied and to change the form of long-term incentive awards); (ii) the Company adversely changes the Executive’s reporting responsibilities, title or office as in effect as of the Effective Date or reduces his/her position, authority, duties, responsibilities or status, in a manner that is materially inconsistent with the positions, authority, duties, responsibilities or status, which the Executive then holds (for the avoidance of doubt, Executive shall be deemed to have an adverse change in Executive’s position, authorities, duties, responsibilities or status, in the event the Executive ceases to have public company reporting responsibilities as a result of the Company ceasing to be publicly-traded following a Change in Control); (iii) any successor to the Company in any merger, consolidation or transfer of assets, as described in Section 12, does not expressly assume any material obligation of the Company to the Executive under any agreement or plan pursuant to which the Executive receives benefits or rights; (iv) the Company changes the Executive’s place of work to a location more than sixty (60) miles from the Executive’s present place of work or (v) any material breach by the Company or any affiliate of the Company of any material written agreement with the Executive, including, without limitation, this Agreement; provided, however, that the occurrence of any such condition shall not constitute Good Reason unless (A) the Executive provides written notice to the Company of the existence of such condition not later than 60 days after the Executive knows or reasonably should know of the existence of such condition, (B) the Company shall have failed to remedy such condition within 30 days after receipt of such notice and (C) the Executive resigns due to the existence of such condition within 60 days after the expiration of the remedial period described in clause (B) hereof in which such condition remains unremedied. Notwithstanding anything to the contrary, the “Good Reason” definition set forth herein shall override any definition in an equity award agreement for any equity awards granted after the Effective Date to the extent the definition herein contains more favorable provisions.

(i)            Notwithstanding anything in this Agreement to the contrary, in the event it shall be determined that any payment or distribution by the Company or its affiliated companies to or for the benefit of the Executive (whether paid or payable or distributed or distributable pursuant to the terms of this Agreement or otherwise, but determined without regard to any adjustment required under this Section 4(i) (in the aggregate, the “Total Payments”) would be subject to the excise tax imposed by Section 4999 of the Code (the “Excise Tax”), and if it is determined that (A) the amount remaining, after the Total Payments are reduced by an amount equal to all applicable federal and state taxes (computed at the highest applicable marginal rate), including the Excise Tax, is less than (B) the amount remaining, after taking into account all applicable federal and state taxes (computed at the highest applicable marginal rate), after payment or distribution to or for the benefit of the Executive of the maximum amount that may be paid or distributed to or for the benefit of the Executive without resulting in the imposition of the Excise Tax, then the Total Payments shall be reduced so that the Total Payments are one dollar ($1) less than such maximum amount. In the event that the Total Payments shall be reduced pursuant to this Section 4(i), then such reduced payment shall be determined by reducing the Total Payments otherwise payable to the Executive in the following order: (i) by reducing the payments due under Section 4(g)(i); (ii) by reducing any cash payments not subject to Section 409A of the Code; (iii) by eliminating the acceleration of vesting of any stock options (and if there is more than one option award so outstanding, then the acceleration of the vesting of the stock option with the highest exercise price shall be reduced first and so on); and (iv) by reducing the payments of any restricted stock, restricted stock units, performance awards or similar equity-based awards that have been awarded to the Executive by the Company (and if there be more than one such award held by the Executive, by reducing the awards in the reverse order of the date of their award, with the oldest award reduced first and the most-recently awarded reduced last).

(j)             If the Executive’s employment terminates at the expiration of the term of this Agreement following a delivery by the Company of a notice of non-extension as contemplated by Section 1 of this Agreement, then (i) the Company shall pay to the Executive an amount equal to the sum of (A) the Executive’s annual Base Salary in effect immediately prior to the Executive’s termination of employment hereunder and (B) the Executive’s target bonus under the STI plan for the year of termination, such amount to be paid to the Executive in 12 equal monthly installments paid on each of the first 12 monthly payroll dates following the termination of employment and (ii) the Executive shall be eligible to be paid the amounts described in Section 4(c)(i), (ii), (iii), (iv) and (v), and, for the avoidance of doubt, the Executive shall not be entitled to any other payments (including under Sections 4(f) or 4(g) of this Agreement) other than those contemplated by the Company’s benefit and other plans in which the Executive participates.

(k)           Notwithstanding any other provision of this Agreement, if on the date that the Employment Period ends, (i) the Company is a publicly traded corporation and (ii) the Company determines that the Executive is a “specified employee,” as defined in Section 409A of the Code, then to the extent that any amount payable under this Agreement (A) is payable as a result of the Executive’s separation from service, (B) constitutes the payment of nonqualified deferred compensation within the meaning of Section 409A of the Code and (C) under the terms of this Agreement would be payable prior to the six-month anniversary of the date on which the Employment Period ends, such payment shall be delayed until the earlier of (1) the six-month anniversary of the date on which the Employment Period ends and (2) the death of the Executive. Further, to the extent any payments made or contemplated hereunder constitute nonqualified deferred compensation within the meaning of Section 409A of the Code, then each such payment which is conditioned upon Executive’s execution of a release and which is to be paid or provided during a designated period that begins in one taxable year and ends in a second taxable year, shall be paid or provided in the later of the two taxable years. Notwithstanding the requirement of Section 4(g)(i) hereof that payments to the Executive thereunder be made in a lump sum, if a Change in Control within the meaning of this Agreement does not constitute a “change in control event” within the meaning of Section 409A of the Code, the amounts payable pursuant to Section 4(g)(i) hereof shall be paid to the Executive, but with respect to the timing thereof, such payments shall be made in the installments, and during the period, described in Section 4(f) hereof. Each amount payable under this Agreement as a result of the separation of the Executive’s service shall constitute a “separately identified amount” within the meaning of Treasury Regulation §1.409A-2(b)(2). This Agreement shall be interpreted and construed in a manner that avoids the imposition of taxes and other penalties under Section 409A of the Code (“409A Penalties”). In the event the terms of this Agreement would subject the Executive to 409A Penalties, the Company and the Executive shall cooperate diligently to amend the terms of this Agreement to avoid such 409A Penalties, to the extent possible. Any reimbursement (including any advancement) payable to the Executive pursuant to this Agreement shall be conditioned on the submission by the Executive of all expense reports reasonably required by the Company under any applicable expense reimbursement policy, and shall be paid to the Executive within 30 days following receipt of such expense reports (or invoices), but in no event later than the last day of the calendar year following the calendar year in which the Executive incurred the reimbursable expense. Any amount of expenses eligible for reimbursement, or in-kind benefit provided, during a calendar year shall not affect the amount of expenses eligible for reimbursement, or in-kind benefit to be provided, during any other calendar year. The right to any reimbursement or in-kind benefit pursuant to this Agreement shall not be subject to liquidation or exchange for any other benefit. Notwithstanding the foregoing, under no circumstances shall the Company be responsible for any taxes, penalties, interest or other losses or expenses incurred by the Executive due to any failure to comply with Section 409A of the Code.

(l)             Executive’s execution and non-revocation of a complete and general release of any and all of his potential claims (other than for benefits and payments described in this Agreement or any other vested benefits with the Company and/or its affiliates) against the Company, any of its affiliated companies, and their respective successors and any officers, employees, agents, directors, attorneys, insurers, underwriters, and assignees of the Company or its affiliates and/or successors, substantially in the form attached hereto as Appendix B, is an express condition of Executive’s right to receive termination payments and benefits under this Agreement. Executive shall be required to execute within 21 days (or such later period as may be required by applicable law) after Executive’s termination of employment a customary general waiver and release agreement which documents the release required under this Section 4(l).

(m)          It is expressly understood that all of the Company’s obligations under this Section 4, including the obligation to make payments or provide benefits to the Executive, shall cease in the event the Executive shall breach any provision of Section 5 or Section 6 of this Agreement.

5.             Confidential Information. The Executive acknowledges that the information, observations and data obtained by him while employed by the Company pursuant to this Agreement, as well as those obtained by him while employed by the Company or any of its subsidiaries or affiliates or any predecessor thereof prior to the date of this Agreement, concerning the business or affairs of the Company or any of its subsidiaries or affiliates or any predecessor thereof (“Confidential Information”) are the property of the Company or such subsidiary or affiliate. Therefore, the Executive agrees that he shall not disclose to any unauthorized person or use for his own account any Confidential Information without the prior written consent of the Board unless and except to the extent that such Confidential Information becomes generally known to and available for use by the public other than as a result of the Executive’s acts or omissions to act. The Executive shall deliver to the Company at the termination of the Employment Period, or at any other time the Company may request, all memoranda, notes, plans, records, reports, computer tapes and software and other documents and data (and copies thereof) relating to the Confidential Information or the business of the Company or any of its subsidiaries or affiliates which he may then possess or have under his control. The Executive understands that nothing contained in this Agreement limits Executive’s ability to report possible violations of law or regulation to, or file a charge or complaint with, the Securities and Exchange Commission, the Equal Employment Opportunity Commission, the National Labor Relations Board, the Occupational Safety and Health Administration, the Department of Justice, the Congress, any Inspector General, or any other federal, state or local governmental agency or commission (“Government Agencies”). The Executive further understands that this Agreement does not limit Executive’s ability to communicate with any Government Agencies or otherwise participate in any investigation or proceeding that may be conducted by any Government Agency, including providing documents or other information, without notice to the Company. Nothing in this Agreement shall limit Executive’s ability under applicable U.S. Federal law to (i) disclose in confidence trade secrets to federal, state, and local government officials, or to an attorney, for the sole purpose of reporting or investigating a suspected violation of law or (ii) disclose trade secrets in a document filed in a lawsuit or other proceeding, but only if the filing is made under seal and protected from public disclosure.

6.             Noncompetition and Nonsolicitation.

(a)           The Executive acknowledges that in the course of his employment with the Company pursuant to this Agreement he will become familiar, and during the course of his employment by the Company or any of its subsidiaries or affiliates or any predecessor thereof prior to the date of this Agreement he has become familiar, with trade secrets and customer lists of and other confidential information concerning the Company and its subsidiaries and affiliates and predecessors thereof and that his services have been and will be of special, unique and extraordinary value to the Company.

(b)           The Executive agrees that during the Employment Period and for 18 months thereafter in the case of either Termination for Good Reason following a Change in Control or Termination without Cause, or for two years thereafter in the case of termination of employment for any other reason, (the “Noncompetition Period”) he shall not in any manner, directly or indirectly, through any person, firm or corporation, alone or as a member of a partnership or as an officer, director, stockholder, investor or employee of or in any other corporation or enterprise or otherwise, engage or be engaged, or assist any other person, firm corporation or enterprise in engaging or being engaged, in any business then actively being conducted by the Company or any of its subsidiaries in any geographic area in which the Company or any of its subsidiaries is conducting such business (whether through manufacturing or production, calling on customers or prospective customers, or otherwise). Notwithstanding the foregoing, subsequent to the Employment Period the Executive may engage or be engaged, or assist any other person, firm, corporation or enterprise in engaging or being engaged, in any business activity which is not competitive with a business activity being conducted by the Company or any of its subsidiaries at the time subsequent to the Employment Period that the Executive first engages or assists in such business activity.

(c)            The Executive further agrees that during the Noncompetition Period he shall not in any manner, directly or indirectly (i) induce or attempt to induce any employee of the Company or of any of its subsidiaries or affiliates to terminate or abandon his employment, or any customer of the Company or any of its subsidiaries or affiliates to terminate or abandon its relationship, for any purpose whatsoever, or (ii) in connection with any business to which Section 6(b) applies, call on, service, solicit or otherwise do business with any then current or prospective customer of the Company or of any of its subsidiaries or affiliates.

(d)           Nothing in this Section 6 shall prohibit the Executive from being (i) a stockholder in a mutual fund or a diversified investment company or (ii) a passive owner of not more than 2% of the outstanding stock of any class of a corporation any securities of which are publicly traded, so long as the Executive has no active participation in the business of such corporation.

(e)            If, at the time of enforcement of this Section 6, a court holds that the restrictions stated herein are unreasonable under circumstances then existing, the parties hereto agree that the maximum period, scope or geographical area reasonable under such circumstances shall be substituted for the stated period, scope or area and that the court shall be allowed to revise the restrictions contained herein to cover the maximum period, scope and area permitted by law.

7.             Enforcement. Because the services of the Executive are unique and the Executive has access to confidential information of the Company, the parties hereto agree that the Company would be damaged irreparably in the event any provision of Section 5 or Section 6 hereof were not performed in accordance with its terms or were otherwise breached and that money damages would be an inadequate remedy for any such nonperformance or breach. Therefore, the Company or its successors or assigns shall be entitled, in addition to other rights and remedies existing in their favor, to an injunction or injunctions to prevent any breach or threatened breach of any of such provisions and to enforce such provisions specifically (without posting a bond or other security).

8.             Survival. Sections 5, 6, 7 and 16 hereof shall survive and continue in full force and effect in accordance with their respective terms, notwithstanding any termination of the Employment Period.

9.             Notices. Any notice provided for in this Agreement shall be in writing and shall be either personally delivered, or sent by certified mail, return receipt requested, postage prepaid, addressed (a) if to the Executive, to his last known address shown on the payroll records of the Company, and if to the Company, to AptarGroup, Inc., 265 Exchange Drive, Suite 301, Crystal Lake, Illinois 60014, attention: Chairman of the Management Development and Compensation Committee of the Board of Directors or (b) to such other address as either party shall have furnished to the other in accordance with this Section 9.

10.           Severability. Whenever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provision or any other jurisdiction, but this Agreement shall be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision had never been contained herein.

11.           Entire Agreement. This Agreement constitutes the entire agreement and understanding between the parties with respect to the subject matter hereof and supersedes and preempts any prior understandings, agreements or representations by or between the parties, written or oral, which may have related in any manner to the subject matter hereof (including, but not limited to, the Prior Agreements). Upon the Effective Date, the Executive shall resign from Aptar Europe Holding SAS and shall execute any documents that the Company or Aptar Europe Holding SAS, as applicable, reasonably deems necessary to effectuate such resignation, including the resignation letter attached hereto as Appendix C.

12.           Successors and Assigns. This Agreement shall inure to the benefit of and be enforceable by the Executive and his heirs, executors and personal representatives, and the Company and its successors and assigns. Any successor or assignee of the Company shall assume the liabilities of the Company hereunder.

13.           Governing Law. This Agreement shall be governed by the internal laws (as opposed to the conflicts of law provisions) of the State of Illinois.

14.           Amendment and Waiver. The provisions of this Agreement may be amended or waived only with the prior written consent of the Company and the Executive, and no course of conduct or failure or delay in enforcing the provisions of this Agreement shall affect the validity, binding effect or enforceability of this Agreement.

15.           Withholding. All payments and benefits under this Agreement are subject to withholding of all applicable taxes.

16.           Compensation Subject to Recoupment. Notwithstanding any provisions in this Agreement or any other agreement or arrangement to the contrary, any incentive-based compensation, equity-based compensation or compensation otherwise subject to clawback under applicable law, in each case, paid or payable pursuant to the terms of this Agreement or any other agreement or arrangement with the Company, shall be subject to forfeiture, recovery by the Company or other action pursuant to the AptarGroup, Inc. Policy on Recoupment of Forfeiture of Incentive Compensation, as may be amended from time to time or any other clawback or recoupment policy which the Company may adopt from time to time, including without limitation any such policy which the Company may be required to adopt under the Dodd-Frank Wall Street Reform and Consumer Protection Act and implementing rules and regulations thereunder, or as otherwise required by law.

17.           No Conflict. The Executive represents and warrants that the Executive is not bound by any employment contract, restrictive covenant, or other restriction or subject to any other limitation preventing the Executive from carrying out the Executive’s responsibilities for the Company, or which is in any way inconsistent with the terms of this Agreement. The Executive further represents and warrants that the Executive shall not disclose to the Company or induce the Company to use any confidential or proprietary information or material belonging to any previous employer or others.

[signature page follows]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first written above.

APTARGROUP, INC.

By:	/s/ Candance Matthews
Name:	Candance Matthews
Title:	Chairperson of the Board of Directors

EXECUTIVE:

By:	/s/ Gael Touya
Name:	Gael Touya

Appendix A to
Employment Agreement

DEFINITION OF CHANGE IN CONTROL

“Change in Control” means:

(1)           the acquisition by any individual, entity or group (a “Person”), including any “person” within the meaning of Section 13(d) (3)or 14(d)(2) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), of beneficial ownership within the meaning of Rule 13d-3 promulgated under the Exchange Act, of more than 50% of either (i) the then outstanding shares of common stock of the Company (the “Outstanding Company Common Stock”) or (ii) the combined voting power of the then outstanding securities of the Company entitled to vote generally in the election of directors (the “Outstanding Company Voting Securities”); provided, however, that the following acquisitions shall not constitute a Change in Control: (A) any acquisition directly from the Company (excluding any acquisition resulting from the exercise of a conversion or exchange privilege in respect of outstanding convertible or exchangeable securities unless such outstanding convertible or exchangeable securities were acquired directly from the Company), (B) any acquisition by the Company, (C) any acquisition by an employee benefit plan (or related trust) sponsored or maintained by the Company or any corporation controlled by the Company or (D) any acquisition by any corporation pursuant to a reorganization, merger or consolidation involving the Company, if, immediately after such reorganization, merger or consolidation, each of the conditions described in clauses (i), (ii) and (iii) of subsection (3) of this Appendix A shall be satisfied; and provided further that, for purposes of clause (B), if any Person (other than the Company or any employee benefit plan (or related trust) sponsored or maintained by the Company or any corporation controlled by the Company) shall become the beneficial owner of more than 50% of the Outstanding Company Common Stock or more than 50% of the Outstanding Company Voting Securities by reason of an acquisition by the Company and such Person shall, after such acquisition by the Company, become the beneficial owner of any additional shares of the Outstanding Company Common Stock or any additional Outstanding Company Voting Securities and such beneficial ownership is publicly announced, such additional beneficial ownership shall constitute a Change in Control;

(2)           individuals who, as of the date hereof, constitute the Board (the “Incumbent Board”) cease for any reason to constitute at least a majority of such Board; provided, however, that any individual who becomes a director of the Company subsequent to the date hereof whose election, or nomination for election by the Company’s stockholders, was approved by the vote of at least a majority of the directors then comprising the Incumbent Board shall be deemed to have been a member of the Incumbent Board; and provided further, that no individual who was initially elected as a director of the Company as a result of an actual or threatened solicitation by a Person other than the Board for the purpose of opposing a solicitation by any other Person with respect to the election or removal of directors or any other actual or threatened solicitation of proxies or consents by or on behalf of any Person other than the Board shall be deemed to have been a member of the Incumbent Board;

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(3)           consummation of a reorganization, merger or consolidation unless, in any such case, immediately after such reorganization, merger or consolidation, (i) 50% or more of the then outstanding shares of common stock of the corporation resulting from such reorganization, merger or consolidation and 50% or more of the combined voting power of the then outstanding securities of such corporation entitled to vote generally in the election of directors is then beneficially owned, directly or indirectly, by all or substantially all of the individuals or entities who were the beneficial owners, respectively, of the Outstanding Company Common Stock and the Outstanding Company Voting Securities immediately prior to such reorganization, merger or consolidation and in substantially the same proportions relative to each other as their ownership, immediately prior to such reorganization, merger or consolidation, of the Outstanding Company Common Stock and the Outstanding Company Voting Securities, as the case may be, (ii) no Person (other than the Company, any employee benefit plan (or related trust) sponsored or maintained by the Company or the corporation resulting from such reorganization, merger or consolidation (or any corporation controlled by the Company) and any Person which beneficially owned, immediately prior to such reorganization, merger or consolidation, directly or indirectly, more than 50% of the Outstanding Company Common Stock or the Outstanding Company Voting Securities, as the case may be) beneficially owns, directly or indirectly, more than 50% of the then outstanding shares of common stock of such corporation or more than 50% of the combined voting power of the then outstanding securities of such corporation entitled to vote generally in the election of directors and (iii) at least a majority of the members of the board of directors of the corporation resulting from such reorganization, merger or consolidation were members of the Incumbent Board at the time of the execution of the initial agreement or action of the Board providing for such reorganization, merger or consolidation; or

(4)           consummation of (i) a plan of complete liquidation or dissolution of the Company or (ii) the sale or other disposition of all or substantially all of the assets of the Company other than to a corporation with respect to which, immediately after such sale or other disposition, (A) 50% or more of the then outstanding shares of common stock thereof and 50% or more of the combined voting power of the then outstanding securities thereof entitled to vote generally in the election of directors is then beneficially owned, directly or indirectly, by all or substantially all of the individuals and entities who were the beneficial owners, respectively, of the Outstanding Company Common Stock and the Outstanding Company Voting Securities immediately prior to such sale or other disposition and in substantially the same proportions relative to each other as their ownership, immediately prior to such sale or other disposition, of the Outstanding Company Common Stock and the Outstanding Company Voting Securities, as the case may be, (B) no Person (other than the Company, any employee benefit plan (or related trust) sponsored or maintained by the Company or such corporation (or any corporation controlled by the Company) and any Person which beneficially owned, immediately prior to such sale or other disposition, directly or indirectly, more than 50% of the Outstanding Company Common Stock or the Outstanding Company Voting Securities, as the case may be) beneficially owns, directly or indirectly, more than 50% of the then outstanding shares of common stock thereof or more than 50% of the combined voting power of the then outstanding securities thereof entitled to vote generally in the election of directors and (C) at least a majority of the members of the board of directors thereof were members of the Incumbent Board at the time of the execution of the initial agreement or action of the Board providing for such sale or other disposition.

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Appendix B to
Employment Agreement1

FORM OF RELEASE AGREEMENT

Gael Touya (the “Executive”) and AptarGroup, Inc., a Delaware corporation (the “Company”) hereby enter into this Release Agreement (“Release”) in accordance with the Employment Agreement between the Company and the Executive dated as of March 16, 2026 (the “Agreement”). Capitalized terms not expressly defined in this Release shall have the meanings set forth in the Agreement:

1.             The Executive understands and agrees that the Executive’s execution of this Release within 21 days2 after (but not before) the date of the termination of his employment with the Company, without revocation thereof as provided therein, is among the conditions precedent to the Company’s obligation to provide any of the payments or benefits set forth in Section 4 of the Agreement (other than the accrued payments set forth in Section 4(c)). The Company will provide such payments or benefits in accordance with the terms of the Agreement once the conditions set forth therein and in this Release have been met.

2.             The Executive is aware of his legal rights concerning his employment and termination of employment with the Company. The Executive further represents that he understands that the amounts paid under the Agreement constitute a full and complete satisfaction of any claims, asserted or unasserted, known or unknown, that he has or may have against the Company or an affiliate. Accordingly, in exchange for the amounts paid under the Agreement, the Executive individually and on behalf of his spouse, heirs, successors, legal representatives and assigns hereby agrees not to sue or instigate any grievance, charge, action, or suit at law or in equity and unconditionally releases, dismisses, and forever discharges the Company and its predecessors, successors, parents, subsidiaries, affiliated corporations, limited liability companies and partnerships, and all of the foregoing entities’ and persons’ respective employee benefit plans, officers, directors, fiduciaries, employees, assigns, representatives, agents, and counsel (collectively the “Released Parties”) from any and all claims, demands, liabilities, obligations, agreements, damages, debts, and causes of action arising out of, or in any way connected with, the Executive’s employment or termination of employment with the Company or any of the Released Parties. This waiver and release includes, but is not limited to, all claims and causes of action arising under or related to Title VII of the Civil Rights Act of 1964, as amended; the Civil Rights Act of 1991; the Civil Rights Act of 1866; the Age Discrimination in Employment Act of 1967, as amended; the Americans with Disabilities Act; the Employee Retirement Income Security Act of 1974, as amended; the Sarbanes-Oxley Act of 2002; the Older Workers Benefit Protection Act of 1990; the Worker Adjustment and Retraining Notification Act; the Family and Medical Leave Act; all state and federal statutes and regulations; any other federal, state or local law; all oral or written contract rights, including any rights under any Company incentive plan, program, or labor agreement; and all claims arising under common law including breach of contract, tort, or for personal injury of any sort, or any other legal theory, whether legal or equitable; provided, however, nothing herein will release the Company from any claims or damages based on (i) any right the Executive may have to enforce the Agreement, (ii) any right or claim that arises after the date the Executive signs this Release, (iii) the Executive’s eligibility for indemnification in accordance with applicable laws or the certificate of incorporation and by-laws of the Company or its affiliates, or any applicable insurance policy, with respect to any liability the Executive incurs or incurred as an employee or officer of the Company or its affiliates or (iv) any right the Executive may have to obtain contribution as permitted by law in the event of entry of judgment against the Executive as a result of any act or failure to act for which the Executive and the Company are jointly liable.

1 Note to Appendix: Subject to modification as necessary to comply with applicable state law.

2 Note to Appendix: If required under applicable law, a longer period will be provided.

3.             By signing below, the Executive acknowledges that he has thoroughly read this Release and that he has full understanding and knowledge of its terms and conditions. He also acknowledges that he has been advised to consult an attorney prior to executing this Release and that he has up to 21 days to review this Release before signing it. The Executive understands that he may revoke this Release within 7 days after he signs it, by providing a written notice to the Company in accordance with Section 9 of the Agreement. If the Executive revokes his agreement to this Release, then this Release will not become effective and the Executive will not receive the payments or benefits under Section 4 of the Agreement. The Executive also understands that if he does not revoke this Release within 7 days after he signs it, this Release shall become effective as of such date and will be complete, final and binding on the Executive and the Company.

4.             This Release and the Agreement are the entire agreement of the parties regarding the matters described in such agreements and supersede any and all prior and/or contemporaneous agreements, oral or written, between the parties regarding such matters. For the avoidance of doubt, nothing in this Release is intended to supersede Section 16 (No Interference) of the Agreement. This Release is governed by the internal laws of the State of Illinois, may be signed in counterparts, and may be modified only by a writing signed by all parties.

THE PARTIES STATE THAT THEY HAVE READ THE FOREGOING, THAT THEY UNDERSTAND EACH OF ITS TERMS, AND THAT THEY SIGN BELOW INTENDING TO BE BOUND HERETO.

Date:
Gael Touya

ACCEPTED FOR APTARGROUP, INC.

By:
Name:
Title:

Date:

Appendix C to
Employment Agreement

Gaël Touya
[personal address]

Aptar Europe Holding SAS
12, rue Louis Blériot
92500 Rueil-Malmaison

Attn : Mme Gwenaelle Rowe-Joseph

[date]

Madame,

Comme vous le savez, je suis actuellement titulaire d’un contrat de travail avec Aptar Europe Holding SAS, suspendu depuis le 1er janvier 2022 en raison de mon expatriation au sein de AptarGroup, Inc. pour y exercer les fonctions de President of Pharma Segment.

As you know, I currently have an employment contract with Aptar Europe Holding SAS, which has been suspended since January 1, 2022, due to my expatriation to AptarGroup, Inc. to serve as President of the Pharma Segment.

Par décision prise par le Conseil d’administration de AptarGroup Inc. le [date of the Board decision appointing Touya as CEO], j’ai été nommé President & Chief Executive Officer de AptarGroup, Inc., avec effet au [date the appointment of Touya as CEO will be effective].

By a decision of the Board of Directors of AptarGroup, Inc. on [date of the Board decision appointing Touya as CEO], I have been appointed President and Chief Executive Officer of AptarGroup, Inc., effective [date the appointment of Touya as CEO will be effective].

Dans ce contexte, mon expatriation par Aptar Europe Holding SAS au sein d’AptarGourp, Inc. pour y exercer les fonctions de President of Pharma Segment va prendre fin, et le maintien de mon contrat de travail avec Aptar Europe Holding SAS n’a plus lieu d’être.

In such context, my expatriation by Aptar Europe Holding SAS to AptarGroup, Inc. to serve as President of the Pharma Segment will come to an end, and there is no longer any reason to maintain my employment contract with Aptar Europe Holding SAS.

J’ai donc l’honneur de vous remettre par la présente ma démission de mon contrat de travail avec Aptar Europe Holding SAS, avec effet au [date the appointment of Touya as CEO will be effective].

I am therefore writing to formally submit my resignation from my employment contract with Aptar Europe Holding SAS, effective [date the appointment of Touya as CEO will be effective].

Je vous confirme par ailleurs n’avoir aucune demande ou réclamation à former à l’égard de mon emploi passé au sein de Aptar Europe Holding SAS.

I would also like to confirm that I have no claim or demand whatsoever regarding my past employment with Aptar Europe Holding SAS.

Je vous prie d’agréer, Madame, l’expression de ma considération distinguée.

Yours sincerely,

Gaël Touya

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